Exhibit 99.1

ADM Announces CFO Succession Plan

Ray G. Young Named Vice Chairman; Young to Transition CFO Responsibilities Once Successor is Named

CHICAGO, Feb. 25, 2022— ADM (NYSE: ADM), a global leader in sustainable human and animal nutrition, and one of the world’s premier agricultural origination and processing companies, today announced that Ray G. Young will assume the additional role of Vice Chairman, in which he will provide strategic counsel on major initiatives critical to ADM’s future success. Young plans to transition from his role as Chief Financial Officer once his successor is identified.

ADM will begin a search for the next CFO, including internal and external candidates with the assistance of a leading independent search firm.

“On behalf of everyone at ADM, I would like to thank Ray for his service and dedication as CFO and for the thoughtful approach to the succession process,” said Chairman and CEO Juan Luciano. “Ray has significantly contributed to ADM’s transformation into a global leader in human and animal nutrition, and played a key role in helping drive strong financial performance and providing financial flexibility to support ADM’s growth agenda. We are fortunate that we will continue to benefit from Ray’s depth of knowledge and operational expertise as Vice Chairman as we deliver on our strategic growth ambitions.”

“I am incredibly proud of the truly world-class financial organization we have built here at ADM over the last decade, and am committed to working to ensure a smooth transition,” said Young. “In my new role as Vice Chairman, I look forward to continuing to work closely with Juan and the entire leadership team as we continue to execute on our sustainable growth strategy and build on our momentum.”

Forward-Looking Statements

Some of the above statements constitute forward-looking statements. ADM’s filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, ADM assumes no obligation to update any forward-looking statements.

About ADM

ADM unlocks the power of nature to enrich the quality of life. We’re a premier global human and animal nutrition company, delivering solutions today with an eye to the future. We’re blazing new trails in health and well-being as our scientists develop groundbreaking products to support healthier living. We’re a cutting-edge innovator leading the way to a new future of plant-based consumer and industrial solutions to replace petroleum-based products.

We’re an unmatched agricultural supply chain manager and processor, providing food security by connecting local needs with global capabilities. And we’re a leader in sustainability, scaling across entire value chains to help decarbonize our industry and safeguard our planet. From the seed of the idea to the outcome of the solution, we give customers an edge in solving the nutritional and sustainability challenges of today and tomorrow. Learn more at www.adm.com.

ADM Media Relations

Jackie Anderson

media@adm.com

312-634-8484

Corporate Release

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